EXHIBIT 10.5

WESTMORELAND COAL COMPANY
Restricted Stock Unit Agreement Granted under the
Amended and Restated 2007 Equity Incentive Plan for Employees and Non-Employee Directors

Name of Recipient:
Number of restricted stock units awarded:
Grant Date:

Westmoreland Coal Company (the “Company”) has selected you (the “Recipient”) to receive the restricted stock unit award described above, which is subject to the provisions of the Company’s Amended and Restated 2007 Equity Incentive Plan for Employees and Non-Employee Directors (the “Plan”) and the terms and conditions contained in this Restricted Stock Unit Agreement (this “Agreement”). The terms and conditions of the award of restricted stock units (the “Restricted Stock Units”) made to the Recipient are as follows.
1.Issuance of Restricted Stock Units.
(a)The Restricted Stock Units are issued to the Recipient on the Grant Date set forth above, in consideration of director services to be rendered by the Recipient to the Company. Each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, $.01 par value per share (the “Common Stock”) upon vesting in accordance with the vesting schedule set forth in Section 2. Alternatively, the Company may elect at any time prior to the vesting date, in lieu of issuing Common Stock, to pay the Recipient cash equal to the fair market value of the Common Stock as to which rights have vested. The Company may make such election by notifying you in writing of its intention to pay cash in lieu of issuing stock on the vesting date. The fair market value will be the value of the Common Stock on the vesting date, determined based on the closing price of the Common Stock on the principal U.S. exchange on which the Common Stock is traded on the vesting date. Unless and until the Restricted Stock Units vest, Recipient will have no right to receive shares of Common Stock.
(b)The shares of Common Stock issuable upon vesting of the Restricted Stock Units (the “RSU Shares”) shall be deemed issued to you and outstanding as of the vesting date. You will be considered a shareholder as to the RSU Shares as of the vesting date. Notwithstanding any other provisions of this Agreement, the Company shall not be obligated to issue or deliver any RSU Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority, and the issuance or delivery of any RSU Shares may be postponed for such period as may be required to comply with any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Recipient agrees that his or her right to receive the RSU Shares shall be subject to the vesting schedule set forth in Section 2 of this Agreement, the termination provisions set forth in Section 3 of this Agreement, and the restrictions on transfer set forth in Section 4 of this Agreement.

2.Vesting.
(a)
    Vesting Schedule. Unless otherwise provided in this Agreement or the Plan, the Restricted Stock Units shall vest in full on the first anniversary of the Grant Date.
(b)
    Acceleration of Vesting. Notwithstanding the foregoing vesting schedule, all unvested Restricted Stock Units shall vest effective immediately prior to (i) a Change in Control Event (as defined in the Plan) or (ii) the death, Disability (as defined below) or Qualifying Retirement (as defined below) of the Recipient.
(c)
    Definitions. For purposes of this Agreement:
(i)“Disability” means a physical or mental infirmity which impairs the Recipient’s ability to substantially perform his or her duties for a period of 180 consecutive days.
(ii)A “Qualifying Retirement” means a retirement of a member of the Board of Directors deemed to be in the ordinary course by a majority vote of the Board of Directors.
3.Termination of Unvested Restricted Stock Units Upon Termination. In the event that the Recipient ceases to be a director of the Company for any reason or no reason, with or without cause (except as provided in Section 2(b) above), all of the Restricted Stock Units that are unvested as of the time of such termination shall be terminated immediately and automatically, without the payment of any consideration to the Recipient, effective as of such termination of service. The Recipient shall have no further rights with respect to any Restricted Stock Units that are so terminated, and shall have no further right to receive any RSU Shares (or cash equivalent).
4.Restrictions on Transfer. The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Stock Units, or any interest therein, except as permitted in the Plan. The Company shall not be required to treat as owner of such Restricted Stock Units any transferee to whom such Restricted Stock Units have been transferred in violation of any of the provisions of this Agreement.
5.Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which will be furnished to you upon your request.
6.Tax Matters. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient’s own tax and financial advisors with respect to the federal and state tax considerations resulting from Recipient’s receipt of Restricted Stock Units and the RSU Shares. The Recipient understands that the Company will report to appropriate taxing authorities the payment to the Recipient of compensation income upon the vesting of the Restricted Stock Units. The Recipient understands that the Recipient (and not the Company) shall be responsible for the

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Recipient’s federal and state tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Stock Units and the RSU Shares.
7.Miscellaneous.
(a)
    Authority of Board of Directors. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Board of Directors shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Board of Directors with respect to this Agreement shall be made in the Board of Director’s discretion and shall be final and binding on the Recipient.
(b)
    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.
(c)
    Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Compensation and Benefits Committee has the power, among others, to (i) interpret the Plan, (ii) amend and repeal administrative rules, guidelines and practices relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
(d)
    Compliance with Code Section 409A. The Restricted Stock Units granted under this Agreement are intended to fit within the “short-term deferral” exemption from section 409A of the Internal Revenue Code. In administering this Agreement, the Company shall interpret this Agreement in a manner consistent with such exemption.
(e)
    Recipient’s Acknowledgments. The Recipient acknowledges that he or she has read this Agreement and the Plan, and understands the terms and conditions of these documents.
WESTMORELAND COAL COMPANY

By:
Name: Jennifer S. Grafton
Title: Secretary
Accepted and Agreed:

Name:

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